Exhibit 10.1
280G EXCESS PAYMENT WAIVER

WHEREAS, MEDTOX Scientific, Inc. (the “Company”), Laboratory Corporation of America Holdings (the “Parent”) and Mercer Acquisition Corp. (“Merger Sub”) are currently negotiating the terms of a Merger Agreement (the “Merger Agreement”) pursuant to which Merger Sub would merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent;

WHEREAS, if the merger contemplated by the Merger Agreement is consummated, there will be a “Change in Control” of the Company for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as a result, certain payments (the “Payments”) that Susan E. Puskas (“Executive”) is entitled to or may receive as a result of the “Change in Control” may constitute “excess parachute payments” under Section 280G of the Code and may result in the Executive paying an additional excise tax on certain of such Payments;

WHEREAS, the Executive now desires to waive certain of the Payments, but only to the extent such a waiver would provide the Executive with a greater after-tax result than if such Payments had not been waived;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

1.          The Executive hereby irrevocably waives any right to receive or retain that portion of the Payments that would equal or exceed three times the Executive’s “base amount,” as defined in Q&A 34 of Treasury Regulation 1.280G-1 (the “280G Excess Payments”) if, as a result of waiving a portion of such Payments, the aggregate after-tax amounts received by the Executive from the Company would be greater than the maximum after-tax amount that could be received by the Executive in the absence of such a waiver.

2.          In the event that 280G Excess Payments are waived pursuant to this waiver, then the portion of the Payments that are cash severance or bonus payments shall be reduced or eliminated so as to avoid having the payment or benefit to the Executive be deemed to be a 280G Excess Payment.

/s/ Susan E. Puskas________
Susan E. Puskas

Date: __May 31, 2012______

Accepted and Agreed:

MEDTOX Scientific, Inc.

By:_/s/ Robert A. Rudell________

Date:__June 1, 2012____________